Exhibit 18.1

November 4, 2011

The Madison Square Garden Company

New York, NY

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of The Madison Square Garden Company (the Company) for the three months ended September 30, 2011, and have read the Company’s statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for goodwill in that the Company changed its impairment test date from February 28th to August 31st and states that the newly adopted accounting principle is preferable in the circumstances because the new annual impairment test date coincides with the timing of when the Company prepares its annual budget and financial plans. These financial plans are a key component in estimating the fair value of the Company’s reporting units which is the basis for performing the Company’s annual impairment test. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to June 30, 2011, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG